Exhibit 99.1

Chairman’s Mid-Year Update	July 25, 2011

Dear Shareholder:

Apple REIT Eight, Inc. remains focused on the protection of shareholder principal and the distribution of attractive returns through the ownership and operation of the Company’s 51 Marriott®- and Hilton®-branded hotels. Representing some of the leading brands in the hotel industry, the Apple REIT Eight portfolio of upscale limited-service, extended-stay and full-service hotels, with 5,909 guestrooms and locations in 19 states, was carefully selected based on market and brand as well as past and anticipated future performance. Economic conditions within our markets have fluctuated over the years, with 2009 and 2010 some of the most fiscally challenging times the industry has experienced in recent history, yet our hotels have remained profitable.

Since the beginning of Apple REIT Eight, the Company has consistently maintained a balance sheet among the strongest in the hotel industry. The current debt level is approximately 22 percent of our total initial capitalization, which is well below industry averages. The Company has renegotiated and reinstated two of the loans that had been placed with a special servicer earlier this year, with payments resumed in full. Three additional loans remain under discussion. Furthermore, since the time of acquisition, we have prudently invested approximately $46 million in capital improvements and since the time of Apple REIT Eight’s first dividend payment, we have paid approximately $278.8 million in shareholder distributions, or approximately $3.29 per share to those who have been shareholders of the Company since the initial closing.

This year, the Company anticipates we will achieve funds from operations (FFO) of approximately $44 to $52 million, or $0.47 to $0.55 per share, and net income of approximately $9 to $16 million or $0.10 to $0.17 per share. In 2010, FFO totaled $45.9 million or $0.49 per share and net income totaled $10.9 million or $0.12 per share.1 On July 1, 2011, the Company announced that our Board of Directors had approved a decrease in the annualized distribution rate from $0.77 to $0.55 per share. In some markets where Apple REIT Eight owns hotels, recovery has been slower than anticipated and several of the Company’s hotels have not ramped up as quickly as projected. As such, the Company lowered the annualized distribution rate in July until such time as a recovery can be achieved. The Company sets an annualized distribution rate to provide shareholders consistency over the life of our program. We closely monitor our annualized distribution rate, taking into account varying economic cycles and capital improvements as well as current and projected hotel performance, and may make adjustments as needed, based on available cash resources.

Hotel industry analysts have forecast revenue per available room will be up approximately six to eight percent and average daily rate and occupancy will each be up approximately two to four percent in 2011 as compared to results for 2010.2 With key performance indicators showing steady improvement, I am confident in the long-term success of the Apple REIT Eight program. Our team will continue to diligently work to protect your investment while providing you with attractive distributions. Our long-term goal is and has always been to maximize shareholder value over the life of the program. We will provide complete financial results in our second quarter report on form 10Q, which we anticipate filing with the Securities and Exchange Commission (www.sec.gov) at the beginning of August. Shareholder summaries will be distributed soon thereafter. As always, thank you for your investment in Apple REIT Eight. For additional information visit www.applereiteight.com.

Sincerely,

Glade M. Knight
Chairman and Chief Executive Officer

Disclosures on reverse

Disclosures
Certain statements contained in this letter other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Eight to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Eight to implement its operating strategy; Apple Eight’s ability to manage planned growth; changes in economic cycles, and competition within the hotel industry. Although Apple Eight believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Eight or any other person that the results or conditions described in such statements or the objectives and plans of Apple Eight will be achieved. In addition, Apple Eight’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Apple Eight’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Eight with the SEC on March 11, 2011. Any forward-looking statement speaks only as of the date of this letter and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

1Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property plus depreciation and amortization. The Company considers FFO in evaluating operating performance and believes FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. FFO is not necessarily indicative of cash available to fund cash needs. The difference in projected FFO and projected net income is projected depreciation of approximately $35 to $36 million for the year ending December 31, 2011. The difference in 2010 FFO and net income was depreciation of approximately $35 million.

2 According to Smith Travel Research, PKF Hospitality Research and PricewaterhouseCoopers